Exhibit 10.12

Contract Agreement No : BP-SAI 001/2022

This Contract is made and entered on January 3rd, 2022 by and between :

BRA PRO LIMITED

●	Address	:	12 Floor Henley Building, 5 Queen’s Road, Central Hongkong
●	Represented by	:	Shim Siang Fan

hereinafter called as Party A

PT. STAR ALLIANCE INTIMATES

●	Address 1	:	Kawasan Industri Candi X Blok V No 8, Semarang 50181
●	Address 2	:	Taman Industri BSB Blok D-1, Jatibarang, Mijen, Semarang 50129
●	Represented by	:	Ade Susanto J.K

hereinafter called as Party B

In consideration of mutual covenants and promises contained herein, both Parties hereby agreed covering the terms and conditions as follows:

1.	SUBJECT OF THE CONTRACT

●	Party B is undertaken to produce ladies undergarments for party A based on CMTP (Cutting, Manufacturing, Trimming and Packing) term with the pre-determined CMTP rate.

●	All the production of contract from Party A must be completed by Party B in socially compliance facility / facilities.

●	Party A is to supply materials and accessories, technical instruction, paper pattern and original samples at free of charge to Party B to enable production to start no earlier than 45 days prior to agree ex-factory date.

●	In consideration of timing and efficiency Party B may be allowed to order materials and accessories directly from Local supplier on behalf of Party A with prior approval / knowledge by Party A. Billing to be made directly or indirectly to Party A.

●	Party A will appoint PT. MIRAE ASIA PASIFIK located JI. Jembatan Tiga Barat No B 7, Jakarta Utara 14440 as the agent to monitor execution of order placed in party B.

2.	COMMODITIES – QUANTITIES – PROCESSING PRICE

●	Party B will process the below order for Party A with CMT based calculation as below :

Estimated Annual Quantity	:	600.000 dozen
Estimated CMTP Rate	:	USD 12.00 – 18.00 per dozen for Brassiere
USD 15.00 –19.00 per dozen for Bodysuit
USD 3.50 – 7.00 per dozen for Panty

12th Floor, Henley Building, 5 Queen’s Road. Central, Hong Kong.

●	The price mentioned above including Cutting + Manufacturing + Trimming + Packing (excluding cost of carton, poly bag, stickers, plastic clip and hanger)

●	In the event of any price concession needed (higher or lower) than the above, both Parties must have the prior and separate agreement.

3.	TECHNICAL STANDARD – MATERIALS – RATE OF WASTAGE

●	Party B has to follow quality, technical standard provided by party A.

●	Party A will issue the Purchase Order to suppliers.

●	Party A has instructed suppliers to send the materials and accessories based on proven calculation made by Party A on each order basis.

●	Party A will instruct the suppliers to deliver all raw materials and accessories to Party B under CIF (Cost, Insurance and Freight) term or under special consideration with term Freight Collect which the freight cost will be reimbursed to Party A.

●	Party B may be allowed to order materials and accessories directly from Local supplier on behalf of Party A with prior approval / knowledge by Party A. Billing to be made directly or indirectly to Party A.

●	Allowance will be given to maximum of 0% for running style and 2% for new style from the calculation of consumption made by Party A. Any additional requirement of materials and accessories must be explained in writing and agreed by Party A. Should there be no clear explanation given, Party B may be liable for the cost of the materials and accessories above the predetermined allowance.

●	After finishing each contract, the left-over materials and accessories will be reported back to Party A, and Party A will provide the instruction to Party B on how to dispose the left over materials. In the event Party B remove the left-over materials and accessories without prior approval from Party A, Party B shall be charged by the landed cost of the materials / accessories and could result in immediate termination of relationship between Party A and B.

●	Under special consideration, Party A may provide / lend Party B with special machineries / equipments at Free of Charge to produce products required by Party A.

●	Party B will take a full responsibility on the safety of the materials, accessories, finished goods and other properties of Party A that are located in the facility of Party B.

4.	CLAIM AND COMPENSATION

●	Party B has to inform Party A the quantities and condition of raw materials received within 7 (seven) working days after goods have arrived in warehouse of Party B.

●	In the event that there is any discrepancy in quality or quantity of materials and accessories received, both parties will launch the claim to respective suppliers, or through PT Mirae Asia Pasifik and ensure Party B to be able to get the replacement / alternative solution to complete the order.

●	Party B must comply to the sample requests required by the customers related to the shipment and production of the order in timely manner. Any delay in the dispatch of the samples or getting the approval of the samples because of the quality of samples, Party B shall be fully responsible for the overtime to catch up on the delivery, airfreight cost, potential penalty, or cancellation inclusive the cost of materials and opportunity lost of Party A.

12th Floor, Henley Building, 5 Queen’s Road. Central, Hong Kong.

●	In the event sample required are not as per the standard required by the customer and rejected by customer, Party B shall be responsible for all the courier and fitting charges of sample starting from the 2nd dispatch onwards.

●	If Party A, in the process of controlling quality of products, finds out the quality of finished goods is not as required the quality standard, then the Party B must check and repair the mistake of products and cost associated to the repair shall be at the expense of Party B. If the order will be delayed due to the problem mentioned above, Party B shall be fully liable for the airfreight cost, penalty, or cancellation cost inclusive the cost of materials and opportunity lost of Party A.

●	Party A will reconfirm the total projected quantity available on monthly basis based collective orders received from buyers.

●	Party A will give the final confirmation to Party B on quantity required latest within 3 months in advance before required shipment date.

●	In case Party A will need more quantity than original projection, Party B should try to provide more quantity through increasing productivity and capacity or through overtime in which the rate must be agreed upon by 2 parties before commencing the overtime.

●	In case Party B will not to be able to provide the order quantity to fill in the booked capacity in facility of Party B but notification given latest 2,5 months in advance, Party B may be allowed to release the capacity to other parties and Party A may not be held liable for any ideal workers in Party B.

●	Party B shall provide the information to Party A on new customer that will be produced in the same facility / facilities.

●	In event that the delivered quantity of finished goods is less than quantity in the contract with appropriate reason, Party B must inform Party A within 30 days prior agreed export date in order to obtain the necessary approval from customer or work out the alternative solution.

●	In the event of any force majeure that leads to late delivery of finished goods or inability to complete the orders, Party B shall advise Party A in writing to reconfirm on the delivery date.

●	Party A may appoint PT Mirae Asia Pasifik to conduct in line and final inspection of the finished goods. However, Party B shall be fully responsible for the product produce in the facility starting before the goods leaving the facility until the finished goods are being received in customer’s final retailers.

5.	DELIVERY – TRANSPORTATION – TERM OF PAYMENT DELIVERY

●	Party B shall be fully responsible for delivery date which has been confirmed and accepted by customers.

●	Party B is responsible for delivery of finished products until on-board of vessel / plane, issue all required documentation for export, and making the shipment directly to customer on behalf of Party A.

●	Party B shall deliver the finished goods through the forwarder appointed by customer. All costs up to on-board of vessel/ plane shall be bear by Party B.

●	Party B may issue the Commercial Invoice accompanying the export to customer. Payment received from customer shall be sent directly to Party A.

●	Party B to issue invoice to Party A base on predetermined CMTP price and quantity that being exported only.

12th Floor, Henley Building. 5 Queen’s Road. Central. Hong Kong.

●	Party A shall arrange payment to Part B by T/T remittance for the CMTP service at the end of each month and upon receiving proof of shipping documents, including :

o	Commercial Invoice and Packing List of the export (as 3rd party documents)
o	AWB or B/L of shipment
o	C/O (if needed)

6.	CERTIFICATE OR TRADE-MARK LICENCE

Party A or customer shall supply label, other packaging materials, logo to Party B and allow Party B to use the trademark owned by Party A and its customer exclusively for the processed finished product of specific related order. In the event these trademarks are being stolen or misuse for other products not related to the order, Party B shall be fully liable for any damages caused inclusive any lawsuit.

7.	LIABILITY INSURANCE

Party B is required to purchase Industrial All Risk insurance to cover FLEXAS (fire, explosion, impact of aircraft and smoke) for the value of raw materials, work in progress and finished goods that belongs to Party A. Party A will cover the insurance premium incurred for this.

8.	TAXATION

All taxation related to Party B shall be at the full responsibility of Party B and no reimbursement from Party A shall be accepted unless there is prior agreement between both parties. Party B will have the responsibility to keep all documents for tax and custom auditing.

IN WITNESS WHEREOF, the Parties hereto have agreed this Agreement to be executed by their duly authorized representatives. Should there be any amendment of terms spelled out in this agreement contract must be agreed by both parties and shall be issued under annexes.

This agreement is valid from the date of signing for a period until 31 December 2024.

12th Floor, Henley Building, 5 Queen’s Road. Central, Hong Kong.

4